Deloitte & Touche LLP 3000, 700 Second Street SW Calgary AB Canada T2P 0S7

Telephone +1 403-267-1700 Facsimile +1 403-264-2871

EXHIBIT 3

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Annual Report on Form 40-F of Baytex Energy Ltd. (the “Company”) of our report dated March 3, 2003, (which report expresses an unqualified opinion, and for U.S. readers had a Canada-U.S. reporting difference which would require an explanatory paragraph, following the opinion paragraph, relating to the Company’s change of accounting principles), relating to the consolidated financial statements of the Company as at December 31, 2002 and 2001 and for the years then ended, which report is included in Exhibit 2 to this annual report.

(Signed)	/s/ “Deloitte & Touche LLP”

Chartered Accountants

Calgary, Alberta
March 3, 2003